Exhibit 99.11

Dear Savings Plan Participant:

Earlier this year, PPG announced that it will separate its commodity chemicals business and merge it with a subsidiary of Georgia Gulf. In connection with this transaction, for a limited time (December 27, 2012 through January 23, 2013), you may make an election to exchange some or all of the PPG stock held in your PPG Puerto Rico Employee Savings Plan account for shares of Georgia Gulf common stock.

To Make Your Election

To make your election to exchange some or all of your PPG Stock in your PPG Puerto Rico Employee Savings Plan account please complete the enclosed form and mail it to Popular Fiduciary Services, Popular Center North Building, #209 Munoz Rivera Avenue, 2nd Level, Hato Ray, PR 00918. You can change your election before January 23, 2013 but your last election will apply. If you elect to exchange some or all of the PPG stock in your account for shares of Georgia Gulf stock, your election will apply to the shares of PPG stock in your PPG Stock fund on the last day of the offer period. If you participate in the exchange offer by exchanging shares of PPG stock for shares of Georgia Gulf stock, your PPG stock fund may be frozen for a few days during which time you will not be able to transfer any remaining funds out of your PPG stock fund account. This freeze will be lifted when the Georgia Gulf stock is placed into your account. Any other questions about this exchange offer or to request copies of the exchange offer documents from PPG without charge upon written or oral request should be directed to PPG’s information agent, Georgeson, Inc., located at 199 Water Street, 26th Floor, New York, New York, 10038-3560 or at this toll free telephone number (888) 624-2255. Their e-mail address is: PPGIndustries@georgeson.com.

Reminder

If you take no action by 11:59 p.m. ET on January 23, 2013, none of your PPG Stock will be exchanged for Georgia Gulf stock and your PPG Stock Fund position will remain unchanged.

How the Offer Works

You can either keep your PPG stock or exchange some or all of your shares for shares of Georgia Gulf common stock.

•	If you elect to exchange some or all of your PPG shares, these shares will first be converted into shares of a new company formed to hold the assets of PPG’s commodity chemicals business and then will be converted into Georgia Gulf shares pursuant to the merger. The details regarding the amount of Georgia Gulf stock that you will receive for your PPG stock and any applicable upper limit for the exchange are set forth in the PPG prospectus.

•	If the exchange offer is oversubscribed, the number of PPG shares that you elect to exchange for shares of Georgia Gulf common stock will be reduced on a pro-rata basis.

If you elect to exchange some or all of your PPG stock for Georgia Gulf shares, the Georgia Gulf shares will be deposited into your PPG Puerto Rico Employee Savings Plan as soon as administratively possible after the closing of the merger. The exchange is subject to a number of conditions, including the completion of the merger.

If you elect to exchange shares of PPG common stock for shares of Georgia Gulf common stock, you will be required to liquidate the shares of Georgia Gulf common stock that you receive in your plan account no later than the 180th day after the closing of the merger and reallocate the sale proceeds to one of more of the other investment options within the plan. If you do not liquidate your shares of Georgia Gulf common stock prior to the liquidation deadline, your shares will be liquidated by the plan trustee on the liquidation deadline date with the proceeds invested in the appropriate Fidelity Advisor Freedom Fund based on the year you were born.

Please note that the intent of this business transaction is to transfer 100% of the ownership of the new company formed to hold the assets of PPG’s commodity chemicals business to PPG shareholders prior to the merger. If PPG shareholders do not elect to exchange their PPG Stock for 100% of the new company shares, the remaining shares will be distributed pro-rata to PPG shareholders and will be converted into Georgia Gulf shares in the merger. As a result, Georgia Gulf stock may be allocated to your account even if you do not elect to exchange any of your PPG shares. Please also note that the exchange of shares in the U.S. is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If the Plans’ fiduciaries determine that the exchange would violate the requirements of ERISA, any direction by you to exchange shares of PPG Stock allocated to your accounts will be disregarded and none of the shares allocated to your accounts under the Plans will be exchanged.

Questions and Additional Information

For more information about this exchange offer, including important terms and conditions of this offer, you are encouraged to read the PPG Prospectus for this offer which was mailed to you. If you have questions about this exchange offer or to request copies of the exchange offer documents from PPG, without charge upon written or oral request please call PPG’s information agent, Georgeson Inc., located at 199 Water Street, 26th Floor, New York, New York 10038-3560 or at this toll free telephone number 1-888-624-2255. You may also request a copy of the PPG Prospectus by calling PPG Investor Relations at 412-434-3318.

If you have questions about how to make your election, please call 1-888-724-3657 and speak with a Customer Service Associate. Associates are available weekdays from 8:30 a.m. to 5:30 p.m., AST except on New York Stock Exchange holidays.

Instruction Form for PPG Stock

Election to Exchange PPG Stock For Georgia Gulf Stock

As per the attached information circular and recent press release from PPG Industries Inc. the Company has announced the option for plan participants that hold shares of PPG Stock to make an election to exchange some or all of the PPG stock held in your PPG Puerto Rico Employee Savings Plan for shares of Georgia Gulf common stock.

To make your election to exchange some or all of your PPG Stock in your PPG Puerto Rico Employee Savings Plan please complete the enclosed form and either (a) fax it to the attached number specified in the form or (b) mail it to Popular Fiduciary Services, Popular Center North Building, #209 Munoz Rivera Ave., 2nd Level, Hato Ray, PR 00918.

QUESTIONS

If you have questions about this exchange offer or to request copies of the exchange offer documents from PPG without charge please contact PPG’s information agent, Georgeson, Inc.

Georgeson, Inc. contact information:

Toll free telephone number: (888) 624-2255

E-mail address: PPGIndustries@georgeson.com

INSTRUCTION FORM

This form is designed to allow you, as a member of the PPG Puerto Rico Employee Savings Plan to instruct Banco Popular that you wish to exchange any or all of the PPG Stock shares you hold within the plan for shares of Georgia Gulf Stock. If you wish to do so please fill out the section below.

The form must be returned to Banco Popular by midnight on January 23, 2013. The address to return this form is: Popular Fiduciary Services, Popular Center North Building, #209 Munoz Rivera Avenue, 2nd Level, Hato Ray, PR 00918

NOTE: If you do not wish to exchange any shares you do not need to do anything.

Participant SS Number	Participant Name

Yes, I wish to exchange my PPG Stock for shares of Georgia
Gulf Stock. Please indicate number of shares to tender.
Options: You may select ALL or a specific number of
shares (whole shares only) less than your total
holdings in the PPG Puerto Rico Employee Savings Plan. **

** IMPORTANT – Your final instruction form will be the one executed, so if you send multiple instructions all prior ones will be nullified by your final instruction.

Date	Signature

Questions

If you have any questions about this form, please contact Banco Popular Customer Service Center at 1-888-724-3657 from 8:30 a.m. to 5:30 p.m. AST, any business day. For any other questions about the exchange offer please contact PPG’s information agent, Georgeson, Inc. at 1-888-624-2255.